Exhibit 99.1

ZEO ScientifiX™ Positioned for New Growth as Florida Opens Stem Cell Market

New Florida stem cell law provides ZEO with new pathways to market and sell regenerative therapy products and advance clinical research initiatives

FORT LAUDERDALE, Fla. – October 23, 2025 – ZEO ScientifiX™, Inc. (OTCQB: ZEOX) (“ZEO” or the “Company”), a clinical-stage biopharmaceutical company focused on regenerative therapies including birth tissue biologics, whole blood processing, and exosome nanoparticle science, today announced that it is prepared to capitalize on the potentially rapid expansion of Florida’s regenerative medicine market following enactment of the new state stem cell law, SB 1768, effective July 1, 2025.

The legislation authorizes licensed physicians to administer non-FDA-approved stem cell and other human tissue-derived therapies for orthopedic, wound care, and pain management indications. It mandates compliance with the FDA’s current good manufacturing practices (cGMP) and prohibits the use of stem cells derived from aborted fetuses, promoting ethically sourced materials such as adult stem cells and umbilical cord blood. SB 1768 also requires informed patient consent and disclosure that treatments are not FDA-approved.

ZEO expects that SB 1768 will create substantial new demand for its current and future stem cell therapy products by: (a) meeting existing physician and patient interest in regenerative therapies, (b) increasing awareness of the availability and potential efficacy of stem cell therapy treatments, and (c) attracting medical tourists who previously sought stem cell therapy treatments abroad but can now access comparable procedures in Florida under higher regulatory standards and at lower cost.

By enabling physicians to adopt ZEO’s products for approved indications in Florida, the Company anticipates significant revenue growth and faster advancement of its clinical trial objectives at reduced cost. ZEO expects to further distinguish itself through leadership in research, quality, safety, and regulatory compliance for biologics. The new law also allows ZEO to collect real-world safety and outcome data from providers—data that previously could only be obtained through FDA Investigational New Drug (IND) applications or Institutional Review Board (IRB)-approved studies. Access to this data is expected to lower risks associated with the Company’s future FDA submissions for product approvals.

While prioritizing the anticipated growth of Florida’s stem cell market, ZEO continues to advance its research programs, including clinical studies, product development, and ongoing quality and compliance initiatives. The Company recently launched an IRB-approved clinical study titled “Open-Label Prospective Longitudinal Clinical Trial to Evaluate the Safety and Potential Efficacy of PPX™ in Patients Suffering from Musculoskeletal Joint Pathologies Using Real-World Data to Monitor Patient Outcomes.” The study will enroll up to 350 patients, with five clinics already participating and seven patients enrolled to date.

ZEO is also evaluating expansion of its laboratory facilities at Nova Southeastern University to include additional clean rooms and dedicated research space. These upgrades will support efforts to grow its intellectual property portfolio, expand provider networks, and increase product and clinical trial capacity.

“We believe ZEO is a trusted supplier of biologics, and our research continues to lead the industry,” said Ian Bothwell, interim chief executive officer. “We look forward to announcing additional developments in the near future.”

About ZEO ScientifiX™, Inc.

ZEO ScientifiX™, Inc. (OTCQB: ZEOX) is a clinical-stage biopharmaceutical company located at Nova Southeastern University’s Collaborative Center for Research. Our proprietary products, including (a) Zofin™, which are derived from perinatal sources and manufactured to retain the naturally occurring extracellular vesicles, proteins and cell secreted nanoparticles, and (b) Patient Pure X™ (“PPX™”), an autologous biologic containing a nanoparticle fraction that is precipitated from a patient’s own peripheral blood, are manufactured in an FDA-registered, cGMP-compliant laboratory. To learn more, please visit https://zeoscientifix.com.

Forward-Looking Statements

Certain statements contained in this press release should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as “will,” “believes,” “expects,” “potential,” or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. No assurances can be given that the Florida Stem Cell Law will be beneficial to the Company or any initiatives related to this new law will increase our revenues and/or the price of our common stock to a level that is attractive to brokerage houses and institutional investors. We remind you that actual results could vary dramatically as a result of known and unknown risks and uncertainties, including but not limited to: potential issues related to our financial condition, competition, the ability to retain key personnel, product safety, efficacy and acceptance, the commercial success of any new products or technologies, success of clinical programs, ability to retain key customers, our inability to expand sales and distribution channels, legislation or regulations affecting our operations, including product pricing, reimbursement or access, the ability to protect our patents and other intellectual property both domestically and internationally, and other known and unknown risks and uncertainties, including the risk factors discussed in the Company’s periodic reports that are filed with the SEC and available on the SEC’s website (http://www.sec.gov). You are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Specific information included in this press release may change over time and may or may not be accurate after the date of the release. ZEO has no intention and specifically disclaims any duty to update the information in this press release.

Contact Information

ZEO Investor Relations

Jacqueline Domenech

1-888-963-7881
IR@zeoscientifix.com